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                                  EXHIBIT 5.1

                   [NORTHROP GRUMMAN CORPORATION LETTERHEAD]

                                  May 30, 2001

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California  90067

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     I am a member of the bars of the States of New York and California. I am also Corporation Vice President, Secretary and Associate General Counsel of Northrop Grumman Corporation, a Delaware corporation (the "Company"). I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 1,155,665 shares of common stock, par value $1.00 per share of the Company (the "Common Stock"), issuable under the 1984 Long-Term Stock Incentive Plan of Litton Industries, Inc. (the "Plan"). In connection therewith, I have examined the Company's certificate of incorporation and bylaws and originals or copies certified or otherwise identified to my satisfaction of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Sincerely,

                              /s/ John H. Mullan
                              --------------------------------------------
                              John H. Mullan
                              Corporate Vice President, Secretary and
                              Associate General Counsel